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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
714-597-4700 OR
714-673-4299

FOR IMMEDIATE RELEASE
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                COOPER COMPANIES COMPLETES ACQUISITION OF NATURAL
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             TOUCH'r' LINE OF SOFT CONTACT LENSES FROM WESLEY-JESSEN
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                 RAISES EPS ESTIMATE FIVE CENTS FOR FISCAL 1997
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IRVINE, CA, March 18, 1997 - The Cooper Companies,  Inc.,  (NYSE/PSE:COO)  today announced that the Federal Trade Commission approved Cooper's acquisition of the Natural Touch line of opaque contact lenses in the United States from Wesley-Jessen Corporation (NASDAQ: WJCO). The Company's CooperVision, Inc. subsidiary will market the products.

Natural Touch is a line of cosmetic lenses that has the ability to change the appearance of the color of the eye. Sales of Natural Touch lenses in the United States were approximately $7 million in the previous 12 months, representing about 20% of the market for opaque lenses. Cooper paid $7.5 million in cash and notes for the Natural Touch product line.

Commenting on the acquisition, A. Thomas Bender, CEO of The Cooper Companies, Inc., and President of CooperVision, Inc. said, "Natural Touch fits our strategy to become the leader in the global specialty contact lens market by serving niche markets with high quality products. Many industry specialists believe Natural Touch lenses provide the most natural looking eye color.

"This acquisition brings us several benefits: first, we can add sales to our top line without a significant increase in costs. Second, through our marketing programs, both CooperVision and our customers can now enjoy incremental profits driven by fashion conscious patients. In addition, the acquisition will leverage the Company's $234 million net operating loss. I estimate it will add about 5 cents per share to our earnings before the deferred tax benefit, raising the lower end of our estimate from $1.40 per share to $1.45."

                                     (MORE)

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This press release  contains  projections and other  forward-looking  statements regarding the Company's results and prospects. Actual results could differ materially from these projections. Factors that could cause or contribute to differences include: major changes in business conditions and the economy in general, new competitive inroads, costs to integrate acquisitions, decisions to invest in research and development projects, regulatory and other delays on new products and programs, unexpected changes in reimbursement rates and payer mix,
unforeseen   litigation,   decisions  to  divest  businesses  and  the  cost  of
acquisition  activity,  particularly  if a large  acquisition  is not completed.
Future results are also dependent on each business unit meeting specific objectives. At CooperVision, 1997 sales and operating income are expected to grow at mid-teens percentages as it continues to gain market share in the toric segment of the global contact lens market. CooperSurgical is expected to continue to benefit from the 1996 acquisition of Unimar and grow 1997 sales and operating income at double-digit rates as the market for gynecologic procedures is increasingly driven by growth in the population of women over 45 years of age in the United States. We expect HGA revenues and operating income in 1997 to achieve double-digit growth through new outpatient clinics, geriatric programs and lower cost residential treatment services, assuming that patient revenue and operating expenses can continue successfully to adjust to changes in third party reimbursement rates for psychiatric care. We expect the Company's consolidated revenue and operating income to grow by more than 15% and 30%, respectively, in 1997 and anticipate earnings per share in the range of $1.60 to $1.70 including a deferred tax benefit of about 15 cents per share.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide psychiatric services.


NOTE: An interactive telephone system that provides stock quotes, recent press releases and financial data about the Company may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available on the World Wide Web at http://www.coopercos.com.


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